EXHIBIT 16.1


September 10, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Sirs:

We have read the statements made by MedSolutions, Inc., which we understand will be filed with the Commission, pursuant to Item 4 on Form 8-K, as part of the Company's Report on the Form 8-K dated September 10, 2002. We agree with the statements concerning our firm in such Form 8-K.

Very Truly Yours


 /S/ GRASSI & CO.
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Grassi & Co., CPAs, P.C.